Exhibit 2.23
FIFTH AMENDMENT TO SECOND LIEN CREDIT AGREEMENT
     THIS FIFTH AMENDMENT TO SECOND LIEN CREDIT AGREEMENT, dated as of July 24, 2009 (this “Amendment”), to the Existing Credit Agreement (as defined below) is made by Mitel US Holdings, Inc. (the “Borrower”) and Mitel Networks Corporation (the “Parent”), the various financial institutions and other Persons (as defined in the Credit Agreement referred to below) listed on the signature pages hereof (each a “Lender” and collectively, the “Lenders”), and Morgan Stanley Senior Funding, Inc. (“MSSF”), as the Administrative Agent (in such capacity, the “Administrative Agent”).
WITNESSETH:
          WHEREAS, the Borrower, the Parent, the Lenders, the Administrative Agent, and Morgan Stanley & Co. Incorporated, as the Collateral Agent (in such capacity, the “Collateral Agent”), are all parties to the Second Lien Credit Agreement, dated as of August 16, 2007 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; and as further amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and
          WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Existing Credit Agreement.
          NOW, THEREFORE, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
               SECTION 1.1 Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
          “Amendment” is defined in the preamble.
          “Borrower” is defined in the preamble.
          “Credit Agreement” is defined in the first recital.
          “Existing Credit Agreement” is defined in the first recital.
          “Fifth Amendment Effective Date” is defined in Article III.
               SECTION 1.2 Defined Terms Generally. Unless otherwise defined herein, capitalized terms used herein have the meanings provided therefore in the Existing Credit Agreement.

ARTICLE II
AMENDMENTS
     SECTION 2.1 Amendments to Section 1.1.
     SECTION 2.1.1. Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in the proper alphabetical order:
     “Eligible Sponsor Assignee” means (x) Francisco Partners II, L.P. and its controlled Affiliates (including offshore and parallel funds and similar vehicles controlled by Francisco Partners II, L.P) and (y) other Permitted Holders and their controlled Affiliates; provided, that each such Person shall have complied with the requirements set forth in Section 11.21; and provided further that in no event shall any Obligor, any of its Subsidiaries or any Affiliate controlled by any such Obligor or Subsidiary be an Eligible Sponsor Assignee.
     “Fifth Amendment” means the Fifth Amendment to the Second Lien Credit Agreement, dated as of July 24, 2009, among the Borrower, the Parent, the Lenders party thereto and the Administrative Agent.
     “Fifth Amendment Effective Date” means the Fifth Amendment Effective Date as that term is defined in the Fifth Amendment.
     “Purchase Acceptance Notice” is defined in Section 11.21.
     “Purchase Notice” is defined in Section 11.21.
     SECTION 2.1.2. Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating the definition of Affiliate in its entirety to read as follows:
     “Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes hereof, the terms “control”, “controlled by”, “common control with”, etc. mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person (whether through the ability to exercise voting power, by contract or otherwise).
     SECTION 2.1.3. Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating the definition of Consolidated Total Debt in its entirety to read as follows:
     “Consolidated Total Debt” means, on any date, in respect of the Parent and its Subsidiaries on a consolidated basis, the sum (without duplication) of (i) the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans, shall be deemed to equal the average daily amount of the Loans outstanding for the Fiscal Quarter ending on or immediately preceding the date of determination and, for the avoidance of doubt, will include Loans purchased by an Eligible Sponsor Assignee in accordance with Section 11.11 unless such Loans have been irrevocably cancelled or converted into equity), clause (b) (which, in the case of Letter of Credit Outstandings under and as defined in the First Lien Credit Agreement, shall (x) exclude obligations of the type described in clause (a) of the definition of each of “Canadian Letter of Credit Outstandings” and “U.S. Letter of Credit Outstandings” under and as defined in the First Lien Credit Agreement and (y) be deemed to equal the average daily amount of Letter of Credit Outstandings under and as defined in the First Lien Credit Agreement for the Fiscal Quarter ending on or immediately preceding the date of determination), clause (c), clause (g) and clause (f), in each case of the definition of “Indebtedness” and any Contingent Liability in respect of any of the foregoing (in each case exclusive of intercompany Indebtedness between the Parent and its Subsidiaries), plus (ii) to the extent (but only to the extent) not permitted by clause (m) of Section 7.2.2, Indebtedness of the type described in such clause (m), minus (iii) cash on hand of the Parent and its Subsidiaries.
     SECTION 2.1.4. Section 1.1 of the Existing Credit Agreement is hereby further amended by amending and restating the definition of Consolidated EBITDA in its entirety to read as follows:
     “Consolidated EBITDA” means, for any applicable period, the sum of (a) Net Income; plus (b) to the extent deducted in determining Net Income, the sum of (i) income tax expense, (ii) interest expense, (iii) amounts attributable to the depreciation and amortization of assets, (iv) extraordinary or unusual cash charges that are non-recurring, (v) all non-cash charges, (vi) with respect to Consolidated EBITDA for the Parent, amounts attributable to restructuring costs, (vii) settlement payments arising from the Parent’s litigation settlement with Avaya Inc., and (viii) costs and expenses incurred in connection with (A) the Transaction and (B) any Permitted Acquisition; provided that, for purposes of this clause (b)(viii)(B), the amount of costs and expenses relating to any Permitted Acquisition that may be added back to Net Income pursuant to clause (b)(viii) hereof shall not exceed an amount equal to 10% of the purchase price for such Permitted Acquisition; minus (c) to the extent (and only to the extent) included in determining Net Income, income attributable to the cancellation of Indebtedness issued by an Obligor (including as a result of a debt exchange).
     SECTION 2.1.5. Section 1.1 of the Existing Credit Agreement is hereby amended by amending and restating the definition of Eligible Assignee in its entirety to read as follows:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) an Eligible Sponsor Assignee; or

(e) any other Person (other than a natural Person, any Obligor, any Affiliate of any Obligor (other than an Eligible Sponsor Assignee) or any other Person taking direction from, or working in concert with, any Obligor or any Affiliate of any Obligor (other than an Eligible Sponsor Assignee)).
     SECTION 2.1.6. Section 1.1 of the Existing Credit Agreement is hereby further amended by amending and restating the definition of Excess Cash Flow in its entirety to read as follows:
          “Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of
          (a) Consolidated EBITDA for such Fiscal Year;
          over
          (b) the sum (for such Fiscal Year) of (i) Interest Expense actually paid in cash by the Parent and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Loans pursuant to clause (b) of Section 3.1.1 and term loans pursuant to clause (c) of Section 3.1.1 of the First Lien Credit Agreement (in each case exclusive of repayments made from a refinancing of any portion of such Indebtedness, or made otherwise pursuant to Section 3.1.1, or made, directly or indirectly, in connection with a cancellation of Indebtedness of any Obligor, including as a result of any exchange or cancellation of such Indebtedness by such Obligor or any of its Affiliates), (iii) all income Taxes actually paid in cash by the Parent and its Subsidiaries, (iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in EBITDA), (v) without limiting clause (ii) above, other voluntary prepayments of Indebtedness (exclusive of any prepayments of revolving Indebtedness unless a corresponding reduction is made to the commitments with respect thereto), (vi) permitted Investments made during such Fiscal Year, (vii) the cash portion of any consideration and related fees and expenses actually paid in connection with a Permitted Acquisition; (viii) the Consolidated Working Capital Adjustment for such Fiscal Year; and (ix) all cash charges to the extent added back to Net Income pursuant to clauses (iv), (vi) and (vii) of the definition of “Consolidated EBITDA” for purposes of determining Consolidated EBITDA for such Fiscal Year.
                    SECTION 2.2 Amendments to Article XI. Article XI of the Existing Credit Agreement is amended as follows:
     SECTION 2.2.1 Clause (a) of Section 11.11 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of subclause

(ii) thereof, by replacing the period (“.”) at the end of subclause (iii) with “; and”, and by inserting a new subclause (iv) to read as follows:
     “(iv) no assignment may be made hereunder to an Eligible Sponsor Assignee unless such assignment complies with Section 11.21 hereof.”
     SECTION 2.2.2 Section 11.11 of the Existing Credit Agreement is hereby amended by inserting a new clause (h) immediately following clause (g) which shall read as follows:
     (h) Any term or provision of this Agreement to the contrary notwithstanding, for purposes of determining the Required Lenders in connection with any vote, consent or other determination relating to any Loan Document which requires consent or other approval of the Required Lenders, each Eligible Sponsor Assignee hereby irrevocably agrees that its votes, consents or determinations shall be (and for all such purposes shall be deemed to be) cast or made (or withheld) ratably in the same proportions (determined by reference to percentages of the aggregate Total Exposure Amount) as the votes or determinations cast or made (or withheld) by all other Lenders that are not Eligible Sponsor Assignees. For the avoidance of doubt, the foregoing shall not apply to any vote, consent or other determination described in clauses (a) through (g) of Section 11.1 and which requires either the consent of all Lenders or the consent of each affected Lender.
     SECTION 2.2.3 Article XI of the Existing Credit Agreement is further amended by inserting a new Section 11.21 immediately following Section 11.20 which shall read as follows:
     SECTION 11.21 Assignment to Eligible Sponsor Assignee. Any term or provision of Section 11.11 to the contrary notwithstanding, no assignment may be made to an Eligible Sponsor Assignee unless such assignment has been made in compliance with the following terms and conditions:
     (a) The Eligible Sponsor Assignee shall provide each Lender with not less than 3 Business Days irrevocable notice (such notice, the “Purchase Notice”) of its desire to purchase Loans from the Lenders, which Purchase Notice shall state the purchase price the Eligible Sponsor Assignee is willing to pay for such Loans (which purchase price may be at a discount to par) and the maximum aggregate principal amount of Loans the Eligible Sponsor Assignee is willing to purchase and other terms and conditions (including with respect to information) of such purchase.
     (b) To the extent that a Lender desires to sell all or part of its Loans to an Eligible Sponsor Assignee, then such Lender shall provide a written notice to the applicable Eligible Sponsor Assignee (such response being the “Purchase Acceptance Notice”) not less than 3 Business Days prior to the purchase date set out in the related Purchase Notice. Any Lender that does not send a Purchase Acceptance Notice within the above timeframe will not participate in any related sale and any Lender that does provide a Purchase Acceptance Notice within the above timeframe shall proceed with the sale in accordance with the terms set out in the Purchase Notice on a pro rata basis as described in (c) and (d) below.
     (c) Pursuant to any applicable Purchase Notice, the Eligible Sponsor Assignee’s offer to purchase Loans shall be made on a pro rata basis to Lenders on the same terms and conditions as set forth in such Purchase Notice.
     (d) In the event that any Lender declines to assign its Loans, in whole or in part, to the Eligible Sponsor Assignee then, notwithstanding clause (c) above, to the extent (but only to the extent) any such Lender has so declined to assign its Loans, the Eligible Sponsor Assignee may offer to purchase additional Loans, on a pro rata basis and on the same terms (including with respect to information) as set forth in the original Purchase Notice, from those Lenders that have agreed to assign Loans to the Eligible Sponsor Assignee pursuant to such Purchase Notice.
     (e) Any purchase by or assignment to an Eligible Sponsor Assignee of Loans shall be effected pursuant to a Lender Assignment Agreement, which shall include an express consent and acknowledgement by such Eligible Sponsor Assignee of its obligations pursuant to clause (h) of Section 11.11.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
               SECTION 3.1 Conditions to Effectiveness. This Amendment shall become effective upon the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Administrative Agent (the date when all such conditions are so satisfied being the “Fifth Amendment Effective Date”):
          SECTION 3.1.1. Counterparts. The Administrative Agent shall have received counterparts to this Amendment, executed by the Borrower and the Required Lenders.
          SECTION 3.1.2. Certificate of Authorized Officer. The Borrower shall have delivered a certificate of Authorized Officers, solely in their capacity as Authorized Officers of the Borrower, certifying that, both immediately before and after giving effect to this Amendment on the Fifth Amendment Effective Date, the statements set forth in Article IV hereof are true and correct.
          SECTION 3.1.3. First Lien Credit Agreement. The Borrower shall have delivered to the First Lien Agent a letter, substantially in the form of Annex II hereto, pursuant to which the Borrower shall have notified the First Lien Agent of the substance of this Amendment and shall irrevocably offer, for purposes of the First Lien Credit Agreement, to calculate “Consolidated EBITDA” and “Excess Cash Flow”, as defined in the First Lien Credit Agreement, consistent with the manner in which such terms shall be calculated under the Second Lien Credit Agreement, after giving effect to the modifications made pursuant to Section 2.1.4 and Section 2.1.5 hereof.
          SECTION 3.1.4. Obligor Acknowledgment and Consent. The Parent and each Obligor (other than the Borrower and the Parent) shall execute and deliver an Acknowledgment and Consent in substantially the form of Annex I hereto.
          SECTION 3.1.5. Legal Matters. All legal matters incident to this Amendment shall be satisfactory to the Administrative Agent and its counsel.
               SECTION 3.2 Payment of Expenses. The Borrower shall have paid all reasonable fees, costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment and the administration of the Credit Agreement, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          To induce the Lenders to enter into this Amendment, the Borrower represents and warrants to the Lenders and the Administrative Agent as set forth below:
               SECTION 4.1 Representations and Warranties, No Event of Default. The representations and warranties contained herein, in Article VI of the Credit Agreement and in each other Loan Document, including any certificate or other writing delivered by or on behalf of any Obligor to any Secured Party in connection with this Amendment are true and correct in all material respects both immediately before and after giving effect to this Amendment (except that any representation and warranty expressly made as of a specific date shall be true and correct only as of such specific date), and both immediately before and after giving effect to this Amendment no Default or Event of Default shall have occurred, assuming effectiveness of this Amendment, and be continuing or would result from this Amendment becoming effective in accordance with its terms.
               SECTION 4.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of this Amendment, the Credit Agreement and each other Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not (a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or (b) result in (i) or require the creation or imposition of any Lien on any Obligor’s properties (except as permitted by the Credit Agreement) or (ii) a default under any material contractual restriction binding on or affecting any Obligor.

               SECTION 4.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Fifth Amendment Effective Date will be, duly obtained or made and which are, or on the Fifth Amendment Effective Date will be, in full force and effect) is required for the consummation of this Amendment or the Credit Agreement or the due execution, delivery or performance by any Obligor of this Amendment, the Credit Agreement or any other Loan Document to which it is a party.
               SECTION 4.4 Validity, etc. This Amendment, the Credit Agreement and each other Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity.
ARTICLE V
CONTINUED EFFECTIVENESS OF CREDIT AGREEMENT
               SECTION 5.1 Continued Effectiveness of Credit Agreement. The Borrower hereby (a) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Fifth Amendment Effective Date all references in any such Loan Document to the “Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, or grant to the Collateral Agent, a Lien on any collateral as security for the Obligations of the Borrower from time to time existing in respect of the Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is ratified and confirmed in all respects.
ARTICLE VI
MISCELLANEOUS
               SECTION 6.1 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Amendment.
               SECTION 6.2 Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.
               SECTION 6.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.
               SECTION 6.4 Loan Document Pursuant to Credit Agreement. This Amendment constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (a) any representation or warranty made by an Obligor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (b) an Obligor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.
               SECTION 6.5 No Waiver. This Amendment is not, and shall not be deemed to be, a waiver of or consent to any Event of Default, event with which the giving of notice or lapse of time or both may result in an Event of Default, or other non-compliance now existing or hereafter arising under the Credit Agreement and the other Loan Documents.
               SECTION 6.6 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
               SECTION 6.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH PERSON IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES ENTERING INTO THIS AMENDMENT. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MITEL NETWORKS CORPORATION

By:	/s/ Gregory J. Hiscock
Name:	Gregory J. Hiscock
Title:	General Counsel and Corporate Secretary

MITEL US HOLDINGS, INC.

By:	/s/ Gregory J. Hiscock
Name:	Gregory J. Hiscock
Title:	Secretary
[SIGNATURE PAGE TO FIFTH AMENDMENT]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as a Lender
By:	/s/ Stephen B. King
	Name:	Stephen B. King
	Title:	Vice President

[SIGNATURE PAGE TO FIFTH AMENDMENT]

Ziff Brother Asset Management LP

[NAME OF LENDER]

By:	/s/ David Gray
Name:	David Gray
Title:	Vice President, Morton Holdings Inc, its General Partner
[SIGNATURE PAGE TO FIFTH AMENDMENT]